Exhibit 99.1

For Immediate Release

Contact:               Willing L. Biddle, CEO or
John T. Hayes, CFO
Urstadt Biddle Properties Inc.
(203) 863-8200

Urstadt Biddle Properties Inc. Reports Fourth Quarter And Fiscal 2017 Operating Results

Greenwich, Connecticut, December 15, 2017 -- Urstadt Biddle Properties Inc. (NYSE: UBA and UBP), a real estate investment trust, today announced its fourth quarter and full year financial results for the fiscal year ended October 31, 2017.

Net income applicable to Class A Common and Common stockholders for the quarter ended October 31, 2017 amounted to $324,000, or $0.01 per diluted Class A Common share and $0.01 per diluted Common share, compared to $6,750,000, or $0.18 per diluted Class A Common share and $0.16 per diluted Common share in last year's fourth quarter.  For the year ended October 31, 2017, net income applicable to Class A Common and Common stockholders was $33,898,000, or $0.90 per diluted Class A Common share and $0.80 per diluted Common share, compared to $19,436,000, or $0.56 per diluted Class A Common share and $0.49 per diluted Common share in fiscal 2016. Net income applicable to Class A Common and Common stockholders for the year ended October 31, 2017 includes a net gain on sale of properties of $18.7 million.  Net income applicable to Class A Common and Common stockholders for both the fourth quarter and year ended October 31, 2017 was reduced by $4.1 million of preferred stock redemption charges related to the company redeeming its 7.125% Series F Cumulative Redeemable Preferred Stock (the "Series F preferred stock") on October 24, 2017.  The company replaced the Series F preferred stock with a less expensive new series of preferred stock that was issued in September 2017.  The new lower yield 6.250% Series H Cumulative Preferred Stock (the "Series H preferred stock") will save the company $1 million per annum in preferred stock dividends.  In addition, the company will save $1 million more in preferred stock dividends per annum as the dollar amount of the outstanding Series H preferred stock is $14.4 million less than the redeemed Series F preferred stock.

Funds from operations ("FFO") for the quarter ended October 31, 2017 was $7,819,000, or $0.21 per diluted Class A Common share and $0.18 per diluted Common share, compared with $13,331,000, or $0.36 per diluted Class A Common share and $0.31 per diluted Common share in last year's fourth quarter.  For the year ended October 31, 2017, FFO amounted to $43,203,000, or $1.15 per diluted Class A Common share and $1.02 per diluted Common share, compared to $43,603,000, or $1.25 per diluted Class A Common share and $1.10 per diluted Common share in the corresponding period of fiscal 2016.  FFO for both the fourth quarter and year ended October 31, 2017 is reduced by the $4.1 million in preferred stock redemption charges related to the company redeeming its Series F preferred Stock on October 24, 2017 as discussed in the preceding paragraph.

At October 31, 2017, the company's consolidated properties were 92.7% leased (versus 93.3% at the end of fiscal 2016) and 91.0% occupied (versus 92.8% at the end of fiscal 2016).

Both the percentage of property leased and the percentage of property occupied referenced in the preceding paragraph exclude the company's unconsolidated joint ventures.  At October 31, 2017, the company had equity interests in seven unconsolidated joint ventures (753,000 square feet), which were 97.7% leased (versus 98.4% at the end of fiscal 2016).

Commenting on the quarter's operating results, Willing L. Biddle, President and CEO of Urstadt Biddle Properties Inc., said, "We had another strong operating quarter in the fourth quarter of 2017. Although our FFO is down when compared with the fourth quarter of fiscal 2016, there were one-time charges in each of those fourth quarters that skew the results.  In the fourth quarter of fiscal 2017, we completed a very successful financing transaction redeeming our higher yielding Series F preferred stock with a lower yielding and lower principal balance Series H preferred stock, which will save the company over $2 million per annum in preferred stock dividends.  However, as a result of the Series F preferred stock redemption, we had to take a $4.1 million charge in the fiscal 2017 fourth quarter to record the original issue costs associated with issuing our Series F preferred stock in fiscal 2012.  This decrease in FFO in fiscal 2017 was partially offset by an increase in FFO caused by the operating results attributable to the acquisitions we made in the last half of 2016 and fiscal 2017, and the interest expense savings from the refinancing of our $44 million mortgage in July 2017, which is secured by our largest property, Ridgeway, located in Stamford, CT.  The refinancing reduced the interest rate on that mortgage from 5.52% per annum to 3.398% per annum.  Last year's fourth quarter FFO included a one-time increase in the amount of $2.9 million related to closing extension fees we received from the purchaser for extending the sale of our White Plains, NY property, which sale closed in March 2017."

Mr. Biddle continued……"As previously announced, in August 2017, we were able to acquire another quality property by purchasing a 31% equity interest in a new DownReit entity that was formed to own the Washington Commons Shopping Center located in Dumont, NJ.  Washington Commons is a 72,000 square foot, grocery-anchored mixed-use property consisting of two buildings.  One building contains a free-standing 44,300 square foot Stop & Shop and adjacent strip of stores.  The second building is a three-story retail and multi-family building occupied by Valley Medical Group, Great Clips, Pet Valu, Blimpie and 26 residential apartments.  The property is currently 100% leased.  All retail tenants, except for Great Clips, have been in occupancy since 1997, and the grocery store is one of Stop & Shop's best performing stores in New Jersey.  We continue to monitor the impact that e-commerce is having on the retail industry and its associated effects on the commercial real estate industry, but we are confident that we continue to have a good strategy.  We believe that because consumers prefer to purchase food and certain other staple goods and services in person, the nature of our properties makes them less vulnerable to the encroachment of e-commerce than other properties whose tenants may more directly compete with internet retailers.   We also believe the nature of our properties makes them less susceptible to economic downturns than other retail properties whose anchor tenants are not supermarkets or other staple goods providers.  We have been and continue to be cognizant of our tenant mix in our shopping centers and when feasible, we actively work to place tenants that are less susceptible to internet encroachment, such as restaurants, fitness centers, healthcare and personal services."

UBP Announces an Increase in Dividends to its Shareholders for the Twenty-Fourth Consecutive Year

At their regular December meeting, the company's Directors approved an increase in the quarterly dividend rate on shares of the company's Class A Common stock and Common stock.  The quarterly dividend rate declared for Class A Common stock was increased to $0.27 per share and the quarterly dividend rate declared for Common stock was increased to $0.24 per Common share, which represents an annualized increase of $0.02 per share for the both classes of common stock.  The $0.02 dividend increase on both the Class A Common stock and Common stock represents the twenty-fourth consecutive year that the company has increased total dividends to its shareholders.  The Class A Common and Common dividends are payable January 19, 2018 to stockholders of record on January 5, 2018.

Urstadt Biddle Properties Inc. is a self-administered equity real estate investment trust which owns or has equity interests in 81 properties containing approximately 5.1 million square feet of space.  Listed on the New York Stock Exchange since 1970, it provides investors with a means of participating in ownership of income-producing properties. It has paid 191 consecutive quarters of uninterrupted dividends to its shareholders since its inception and has raised total dividends to its shareholders for the last 24 consecutive years.

Certain statements contained herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.

 (Table Follows)

Urstadt Biddle Properties Inc. (NYSE: UBA and UBP)
Year Ended October 31, 2017 and 2016 results
 (in thousands, except per share data)

	Year Ended		Three Months Ended
	October 31,		October 31,
	2017	2016	2017	2016
	(Unaudited)		(Unaudited)	(Unaudited)
Revenues
Base rents	$88,383	$87,172	$23,520	$23,997
Recoveries from tenants	28,676	25,788	7,697	7,045
Lease termination income	2,432	619	-	239
Mortgage interest and other	4,069	3,213	1,096	618
Total Revenues	123,560	116,792	32,313	31,899

Operating Expenses
Property operating	20,074	18,717	5,439	4,947
Property taxes	19,621	18,548	5,145	4,808
Depreciation and amortization	26,512	23,025	7,070	6,223
General and administrative	9,183	9,284	2,290	2,144
Provision for tenant credit losses	583	1,161	154	326
Acquisition costs	-	412	-	207
Directors' fees and expenses	321	318	81	83
Total Operating Expenses	76,294	71,465	20,179	18,738
Operating Income	47,266	45,327	12,134	13,161
Non-Operating Income (Expense):
Interest expense	(12,981)	(12,983)	(3,181)	(3,232)
Equity in net income from unconsolidated joint ventures	2,057	2,019	579	535
Interest, dividends and other investment income	356	242	202	86
Income Before Gain/(loss) on Sale of Properties	36,698	34,605	9,734	10,550
Gain/(loss) on sale of properties	18,734	-	(38)	-
Net Income	55,432	34,605	9,696	10,550
Noncontrolling interests:
Net income attributable to noncontrolling interests	(2,499)	(889)	(1,048)	(230)
Net income attributable to Urstadt Biddle Properties Inc.	52,933	33,716	8,648	10,320
Preferred stock dividends	(14,960)	(14,280)	(4,249)	(3,570)
Redemption of preferred stock	(4,075)	-	(4,075)	-
Net Income Applicable to Common and Class A Common Stockholders	$33,898	$19,436	$324	$6,750

Diluted Earnings Per Share:
Per Common Share:	$0.80	$0.49	$0.01	$0.16
Per Class A Common Share:	$0.90	$0.56	$0.01	$0.18

Weighted Average Number of Shares Outstanding (Diluted):
Common and Common Equivalent	9,026	8,910	9,110	9,000
Class A Common and Class A Common Equivalent	29,503	27,112	29,547	29,486

Results of Operations

The following information summarizes the Company's results of operations for the years ended October 31, 2017 and 2016 (amounts in thousands):

	Year Ended October 31,				Change Attributable to
Revenues	2017	2016	Increase (Decrease)	% Change	Property Acquisitions/Sales	Properties Held In Both Periods (Note 1)
Base rents	$88,383	$87,172	$1,211	1.4%	$1,539	$(328)
Recoveries from tenants	28,676	25,788	2,888	11.2%	1,950	938
Other income	4,069	3,213	856	26.6%	155	701

Operating Expenses
Property operating	20,074	18,717	1,357	7.3%	720	637
Property taxes	19,621	18,548	1,073	5.8%	641	432
Depreciation and amortization	26,512	23,025	3,487	15.1%	2,302	1,185
General and administrative	9,183	9,284	(101)	-1.1%	n/a	n/a
						-
Non-Operating Income/Expense						-
Interest expense	12,981	12,983	(2)	0.0%	1,098	(1,100)
Interest, dividends, and other investment income	356	242	114	47.1%	n/a	n/a

Note 1 – Properties held in both periods includes only properties owned for the entire periods of 2017 and 2016.  All other properties are included in the property acquisition/sales column.  There are no properties excluded from the analysis.

Revenues

Base rents increased by 1.4% to $88.4 million in fiscal 2017, as compared with $87.2 million in the comparable period of 2016.  The increase in base rents and the changes in other income statement line items were attributable to:

Property Acquisitions and Properties Sold:

In fiscal 2017, the company purchased four properties totaling 114,700 square feet of GLA, invested in two joint ventures that own four properties totaling 173,600 square feet, whose operations we consolidate, and sold two properties totaling 203,800 square feet.  In fiscal 2016, the company purchased two properties totaling 101,400 square feet.  These properties accounted for all of the revenue and expense changes attributable to property acquisitions and sales in the year ended October 31, 2017 when compared with fiscal 2016.

Properties Held in Both Periods:

Revenues

Base Rent

The decrease in base rents for properties owned in both periods was caused predominantly by a slight reduction in the percent of the portfolio that is leased in fiscal 2017 when compared with fiscal 2016.

In fiscal 2017, the company leased or renewed approximately 649,000 square feet (or approximately 15.0% of total consolidated property leasable area).  At October 31, 2017, the company's consolidated properties were approximately 92.7% leased (93.3% leased at October 31, 2016).

Tenant Recoveries

For the year ended October 31, 2017, recoveries from tenants for properties owned in both periods (which represent reimbursements from tenants for operating expenses and property taxes) increased by $938,000. This increase was a result of an increase in both property operating expenses and property tax expense in the consolidated portfolio for properties owned for the entire periods of fiscal 2017 and 2016, along with an increase in leased rate at some properties which increased the rate at which the company could bill operating expenses to tenants in fiscal 2017 versus fiscal 2016.

Expenses

Property operating expenses for properties owned in both fiscal year 2017 and 2016 increased by $637,000.  This increase was predominantly as a result of an increase in snow removal costs at our properties.

Real estate taxes for properties owned in both fiscal year 2017 and 2016 increased by $432,000 as a result of normal tax assessment increases at some of our properties.

Interest expense for properties owned in both fiscal year 2017 and 2016 decreased by $1.1 million as a result of the refinancing of our largest mortgage in July 2017.  In July 2017, we refinanced our mortgage loan secured by our Stamford, CT property and although the principal increased from $44 million to $50 million the interest rate was reduced from 5.52% to 3.398% per annum.  In addition, we repaid our mortgage at our Bloomfield, NJ property after the second quarter of fiscal 2016.  In addition, the reduction was accentuated by normal recurring amortization payments on our portfolio of mortgages, which reduced interest expense in fiscal 2017 when compared with fiscal 2016 for the same mortgages.

Depreciation and amortization expense for properties owned in both fiscal year 2017 and 2016 increased by $1.2 million as a result of an increase in capital improvements on properties held in both periods in fiscal 2016 and 2017.

General and Administrative Expenses

General and administrative expense for the year ended October 31, 2017, when compared with the year ended October 31, 2016, decreased by $101,000, as a result of a decrease in restricted stock amortization, which reduces compensation expense and a reduction in professional fees offset by increased compensation expense for additional staffing at the company and increased bonus compensation for our employees in fiscal 2017 when compared with fiscal 2016.

Non-GAAP Financial Measure
Funds from Operations ("FFO")

The company considers FFO to be an additional measure of our operating performance.  We report FFO in addition to net income applicable to common stockholders and net cash provided by operating activities.  Management has adopted the definition suggested by The National Association of Real Estate Investment Trusts ("NAREIT") and defines FFO to mean net income (computed in accordance with GAAP) excluding gains or losses from sales of property, plus real estate-related depreciation and amortization and after adjustments for unconsolidated joint ventures.

Management considers FFO a meaningful, additional measure of operating performance because it primarily excludes the assumption that the value of the company's real estate assets diminishes predictably over time and industry analysts have accepted it as a performance measure.  FFO is presented to assist investors in analyzing the performance of the company.  It is helpful as it excludes various items included in net income that are not indicative of our operating performance, such as gains (or losses) from sales of property and depreciation and amortization.  However, FFO:

•
does not represent cash flows from operating activities in accordance with GAAP (which, unlike FFO, generally reflects all cash effects of transactions and other events in the determination of net income); and

•	should not be considered an alternative to net income as an indication of our performance.

FFO as defined by us may not be comparable to similarly titled items reported by other real estate investment trusts due to possible differences in the application of the NAREIT definition used by such REITs.  The table below provides a reconciliation of net income applicable to Common and Class A Common Stockholders in accordance with GAAP to FFO for three month and fiscal years ended October 31, 2017 and 2016

Urstadt Biddle Properties Inc. (NYSE: UBA and UBP)
Fiscal Year and Fourth quarter ended 2017 Results
 (in thousands, except per share data)

Reconciliation of Net Income Available to Common and Class A Common Stockholders To Funds From Operations	Fiscal Year Ended October 31,		Three Months Ended October 31,
	2017	2016	2017	2016
Net Income Applicable to Common and Class A Common Stockholders	$33,898	$19,436	$324	$6,750

Real property depreciation	20,505	18,866	5,400	4,750
Amortization of tenant improvements and allowances	4,448	3,517	1,208	1,276
Amortization of deferred leasing costs	1,468	557	440	173
Depreciation and amortization on unconsolidated joint ventures	1,618	1,589	409	385
(Gain)/loss on sale of asset	(18,734)	(362)	38	(3)
Funds from Operations Applicable to Common and Class A Common Stockholders	$43,203	$43,603	$7,819	$13,331

Funds from Operations (Diluted) Per Share:
Common	$1.02	$1.10	$0.18	$0.31
Class A Common	$1.15	$1.25	$0.21	$0.36

Urstadt Biddle Properties Inc. (NYSE: UBA and UBP)
Balance Sheet Highlights
(in thousands)

	October 31,	October 31,
	2017	2016
	(Unaudited)
Assets
Cash and Cash Equivalents	$8,674	$7,271

Real Estate investments before accumulated depreciation	$1,090,402	$1,016,838

Investments in and advances to unconsolidated joint ventures	$38,049	$38,469

Mortgage note receivable	$-	$13,500

Total Assets	$996,713	$931,324

Liabilities
Revolving credit line	$4,000	$8,000

Mortgage notes payable and other loans	$297,071	$273,016

Total Liabilities	$328,122	$314,038

Redeemable Noncontrolling Interests	$81,361	$18,253

Preferred Stock	$190,000	$204,375

Total Stockholders' Equity	$587,230	$599,033